AGREEMENT to Tender 1,000,000
                  Class A Common Stock Purchase Warrants
                                    in
                     Brown Disc Products Company, Inc.
                              In exchange for
                50,000 shares of Common Stock, no par value
                                    and
the exclusive use of "Channel Soft"(tm) a TRADE MARK name developed by and for
                       Brown Disc Products Company


TO:   Brown Disc Products Company, Inc.                    March 17, 1997
3029 South Harbor Blvd,
Santa Ana,
California 92704

Dear Sirs:

      I, Ronald H. Cole Jr, a resident of Southern California, with home address 630 West Palm Ave, # 26 Hampton Court, Orange County, California 92868 Being the record holder of 1,000,000 Class A common stock purchase warrants issued by BROWN DISC PRODUCTS COMPANY, INC. a Colorado corporation (THE
"COMPANY"), evidenced by Warrant Certificate number ......... (THE "WARRANTS")
hereby tenders and offers all such Warrants to the Company in full payment and consideration for the issuance of FIFTY THOUSAND (50,000) shares of the Company's common stock, no par value and exclusive use of "Channel Soft"(trade mark). In consideration for exclusive use of the "Channel Soft"(trade mark), Ronald H. Cole Jr. or any subsequent owner of the "Channel Soft"(trade mark) will pay Brown Disc Products Company a royalty payment equal to one percent (1%) of annual revenue, such royalty payment will be paid to Brown Disc Products Company annually on the first day of March.

      Brown Disc Products Co. Inc. further agrees to assign channelsoft.com Internet URL (address) and transfer (register) Ronald H. Cole Jr. as the sole owner of channelsoft.com @ the Internet. Brown Disc further agrees to assign all software developed for Channelsoft to Ronald H. Cole Jr.

      The parties understand that the exercise price for the Warrants is $0.25 per share, and that the closing price for the Company's common stock in the over-the-counter market on the date of this Agreement, 17th March 1997, was $0.59. Based upon such closing price, the difference between the market value at $0.59 Per share of 1,000,000 shares less the warrant exercise price of $250,000, warrants to be exercised, would be $340,000. In comparison, the market value at $0.59 Per share of 50,000 of the company's common stock would be $29,500. Ronald H. Cole Jr. has agreed to discount the value of the underlying shares as a result of the size of the block and restrictions as to resale under applicable securities laws. Should the fair value of the Warrants surrendered exceed the fair value of 50,000 shares of Common Stock issued in exchange therefore upon acceptance the Company of this Agreement, Ronald H. Cole Jr. agrees that any such excess shall be deemed a contribution to the capital of the Company.




Offer to Tender Warrants in Exchange for Common Stock             Page 1 of 2

The parties further agree to give Mr. Ronald H Cole Jr. the Exclusive use of "Channel Soft"(trade mark) it is understood by the parties that presently the name "Channel Soft"(trade mark) does not produce any revenues and indeed may never produce any revenues, however Mr. Cole believes that there is the potential to do so, and so in the event of this occurrence he has agreed to pay Brown Disc Products Company a royalty of one percent (1%) of any gross proceeds derived from exclusive use of "Channel Soft"(trade mark), or any of its future subsidiaries. Should the due royalty payments not be paid within three (3) calendar months of the stated date above the ownership of the "Channel Soft"(trade mark) shall revert back to Brown Disc Products Company, Inc.

In order to verify the amount of royalty to be paid to Brown Disc Products Company, Inc. by the user of "Channel Soft"(trade mark) Brown Disc Products Company, Inc must be supplied with the yearly profit and loss statement of the user company, on the first (1st) day of March whether or not a royalty payment is due.

Upon acceptance of this Agreement, you are directed and instructed to issue, register and deliver the 50,000 shares of Common Stock as follows:

                            RONALD H. COLE JR.
                             630 West Palm Ave
                             #26 Hampton Court
                          Orange County CA 92868

      This offer shall be deemed to have been made and executed, and all performance shall be deemed to take place, upon its acceptance within the State of Colorado.

      The offer contained in this Agreement will expire unless accepted in accordance with its terms by the Company on or before the close of business Friday March 21, 1997. Upon acceptance, a copy of this Agreement and the original certificate with the number ........... evidencing the Warrants shall be promptly transmitted to the Company's counsel for preparation of appropriate instructions for issuance of the shares and for cancellation of the Warrants.


                                     Very truly yours,
                                     Ronald H. Cole Jr.


                               By:   /s/ Ronald H. Cole, Jr.
                                     ------------------------
                                     Ronald H. Cole, Jr.

SIGNED AND APPROVED

   3/19  , 1997
---------
Brown Disc Products Company, Inc.


By:  /s/  David J. Lopes, President
     -----------------------------
     David Lopes, President
     Colorado Springs, Colorado


Offer to Tender Warrants in Exchange for Common Stock             Page 2 of 2